UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 8, 2005

CINTAS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio	45262-5737
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code	(513) 459-1200

(Former name or former address, if changed since last report.)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

        On June 8, 2005 the Compensation Committee of the Board of Directors of Cintas Corporation adopted the 2006 Executive Incentive Plan which establishes financial and strategic criteria to be used in establishing bonus and equity award grants for fiscal year 2006. The Plan applies to all executive officers of Cintas other than Robert J. Kohlhepp and Scott D. Farmer.

Under the Plan, each Executive Officer will receive a base salary and will be eligible for a cash and long term equity incentive bonus. The cash and long term equity incentive bonus will be based on the achievement of targeted earnings per share growth and individual goals linked to the Executive Officer’s individual area of responsibility. The Company will establish a targeted bonus for each Executive Officer. If the Company meets the targeted earnings per share growth and the Executive Officer achieves his or her individual goals, the Executive Officer will receive the targeted bonus amount. This amount can increase to up to 200% or decrease to 50% of the targeted bonus depending on the extent to which the earnings per share and individual goals are achieved. If the goals up to a certain level are not met, no bonus will be paid. The bonuses will be paid in cash and Cintas restricted stock and non-qualified stock options. Restricted stock and non-qualified stock options to be awarded to these executives will be granted pursuant to the terms and conditions of the 2005 Equity Compensation Plan to be submitted to Cintas’ shareholders for approval at the 2005 Annual Shareholders’ Meeting. If the 2005 Equity Compensation Plan is not approved by shareholders, any restricted stock awards granted shall convert into non-qualified options at a pre-determined ratio.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 14, 2005	CINTAS CORPORATION BY: /s/ Thomas E. Frooman —————————— Thomas E. Frooman Vice President and Secretary, General Counsel